Exhibit 99.1

National & Retail Trades and First Call

For release: October 8, 2008 at 8:30 AM (EDT)

KOHL'S CORPORATION REPORTS SEPTEMBER COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) – October 8, 2008 -- Kohl’s Corporation (NYSE: KSS) reported today that total sales for the five-week month ended October 4, 2008 increased 0.6 percent from the five-week month ended October 6, 2007. On a comparable store basis, sales decreased 5.5 percent.

Total year-to-date sales were up 2.4 percent over the comparable prior year period.  On a comparable store basis, year-to-date sales decreased 5.6 percent.

Kevin Mansell, Kohl’s president and chief executive officer, commented, “Customer purchases continue to be need-based, as evidenced by our stronger performance in children’s and in more weather-sensitive regions.  We continue to effectively manage inventory, merchandise margins and expenses appropriately to sales trends.”

Given current trends, the Company now expects its third quarter earnings to be at the low end of its previously announced guidance of $0.51 to $0.56 per diluted share.

September Sales Summary
($ in millions)

	Fiscal Period Ended		% Change This Year
	Oct. 4,	Oct. 6	All	Comp
	2008	2007	Stores	Stores
Month	$ 1,335.8	$ 1,327.2	0.6%	-5.5%
Year-to-date	9,940.6	9,711.9	2.4	-5.6

On Wednesday, October 1, 2008, the Company opened 46 stores, and will open one additional store in November.  On October 4, 2008, the Company operated 1,003 stores in 48 states, compared to 914 in 47 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Wednesday, October 8, until 8:30 PM EDT on Thursday, October 9.  The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS - News) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. By the end of November, Kohl’s will operate 1,004 stores in 48 states. A company committed to the communities it serves; Kohl’s has raised more than $102 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464